Exhibit 99

Provident New York Bancorp Announces First Quarter 2011 Earnings of $0.18 per Diluted Share

MONTEBELLO, N.Y.--(BUSINESS WIRE)--January 25, 2011--Provident New York Bancorp (NASDAQ-Global Select Market: PBNY), the parent company of Provident Bank, today announced first-quarter results for the quarter ended December 31, 2010. Net income for the quarter was $6.7 million, or $0.18 per diluted share, compared to net income of $5.4 million, or $0.14 per diluted share for the linked quarter ended September 30, 2010 and net income of $6.2 million or $0.16 per diluted share for the first quarter of fiscal 2010.

President’s Comments

George Strayton, President and CEO commented, “The Company’s financial performance for the first quarter of our new fiscal year continued to be solid. I believe in this past quarter we saw the beginning of an upward movement of interest rates which in the long run should be positive for us. Our balance sheet remains asset sensitive, which has negatively impacted net interest margin and therefore core income over the past two years. However, with an asset sensitive balance sheet, net interest margin, and core earnings are positioned for improvement with an upward shift of the total yield curve. We also would expect that, as a result of an upward shift in the yield curve and the consequent improvement in net interest income, we would curtail sales of investment securities, which fortified earnings the past two years.”

“We enter this new calendar year optimistic regarding the economic outlook for the lower Hudson Valley of New York State and Provident Bank,” Mr. Strayton continued. “Our commercial mortgage loan originations continue to be strong and increasingly are based on growing business needs rather than refinancing existing obligations. The increase in the commercial loan portfolio coupled with continued increases in core deposits and a stabilizing investment portfolio yield in due course should lead to operating earnings improvement. Moreover, we are seeing the level of net charge-offs abate and a reduction in substandard loans. However, we also saw three substandard loan relationships aggregating approximately $10 million move to non-performing status this quarter. No addition to reserves was needed as the amount of substandard loans declined and the provision for loan losses was roughly equal to net charge-offs.”

Key items for the quarter

  Excluding the after tax effect of securities gains and the fair value adjustment of interest rate caps, earnings were $0.11 per diluted share. This compares to $0.10 for the linked quarter and $0.12 for the first quarter of fiscal 2010. While we actively manage our securities portfolio as a component of our asset/liability management, we also present earnings excluding net securities gains and fair market value adjustments on interest rate caps. We believe this affords investors a better understanding of our core banking operations, and aligns more closely to the views of the investment community, which tends to adjust for more variable components of income.
  Net charge-offs of $1.9 million are down from the linked quarter and from the same quarter last year. Our provision for loan losses of $2.1 million is also down from the previous quarter.
  Substandard loans decreased $15.8 million over September 30, 2010 totals as $10 million in ADC loans were upgraded. Special mention increased primarily due to this upgrade, as well as new additions. These additions consisted primarily of two relationships, the majority of which is commercial mortgage related.
  Non-performing loans, a subset of substandard loans, increased to $36.2 million over the linked quarter. The increase was due primarily to one $6.5 million ADC relationship. The remainder of the increase in non-performing loans was the inclusion of two borrowing relationships that were already classified as substandard.
  The Company has restructured $89.1 million of its FHLBNY advances which had a weighted average yield of 3.69 percent and duration of 2.2 years, into new borrowings with a weighted average yield of 2.63 percent, duration of 1.1 years and an annualized interest expense savings of $945,000.

Net Interest Income and Margin

First quarter fiscal 2011 compared with first quarter fiscal 2010

Net interest income was $23.2 million for the first quarter of fiscal 2011, a slight increase from the same quarter of fiscal 2010 as funding costs declined at a greater pace than interest income. The net interest margin on a tax-equivalent basis was 3.66 percent for the first quarter of fiscal 2011, compared to 3.70 percent for the same period a year ago. The tax-equivalent yield on investments decreased 85 basis points and loan yields were down 14 basis points compared to the first quarter in 2010. As a result, the yield on interest-earning assets declined 32 basis points. For the same period, the cost of deposits decreased 25 basis points to 0.32 percent, and the cost of borrowings decreased by 38 basis points to 3.49 percent.

First quarter fiscal 2011 compared with linked quarter ended September 30, 2010

Net interest income for the quarter ended December 31, 2010 remained relatively flat compared to the linked quarter ended September 30, 2010. The tax-equivalent net interest margin decreased 9 basis points from 3.75 percent in the linked quarter. The overall yield on loans remained flat at 5.47 percent. The yield on the investment portfolio declined 34 basis points to 2.82 percent. The overall yield on earning assets declined 13 basis points. Interest bearing deposit costs declined 2 basis points reflecting the bottoming out of deposit pricing. The cost of borrowing declined four basis points over the linked quarter.

Noninterest Income

First quarter fiscal 2011 compared with first quarter fiscal 2010

Noninterest income totaled $9.9 million for the first quarter, an increase of $1.8 million from the first quarter of fiscal 2010. The increase was due to higher gains on sale of securities and loans, offset by lower deposit fees. The decline in fees is primarily related to changes in customer behavior regarding overdrafts.

First quarter fiscal 2011 compared with linked quarter ended September 30, 2010

Noninterest income increased on a linked-quarter basis, mainly due to higher securities gains and a fair value gain related to interest rate caps.

Noninterest Expense

First quarter fiscal 2011 compared with first quarter fiscal 2010

Noninterest expense increased 7 percent when compared to the first quarter fiscal 2010. The increase is primarily due to medical and retirement plan expense, staffing for new offices in Westchester and Nyack, professional fees and occupancy costs for new locations. Office and staff expansion accounted for approximately $528,000 of the increase in compensation and office and occupancy costs in the first quarter of 2011 as compared to 2010.

First quarter fiscal 2011 compared with the linked quarter ended September 30, 2010

On a quarter-to-quarter basis, noninterest expense declined 0.4%. Increases related to occupancy and advertising expense were offset by declines in professional fees and regulatory assessment expense.

Income Taxes

The effective tax rate for the first quarter of fiscal 2011 was 30.7 percent compared to 28.2 percent for the same period in fiscal 2010. The increase is mainly due to the elimination of the New York State Thrift bad debt deduction, but was offset in part by the set up of a captive insurance company.

Credit Quality

Net charge-offs for the first fiscal quarter were $1.9 million compared to $2.4 million in the linked quarter and $2.6 million for the first quarter of fiscal 2010. Our provision was $2.1 million, increasing our allowance for loan losses to $31.0 million, or 86% of non-performing loans at December 31, 2010. This compares to 115 percent at September 30, 2010. Substandard loans at December 31, 2010 were $114.6 million compared to $131.8 million at September 30, 2010, and $100.6 million at December 31, 2009. The decline in substandard loans was primarily due to the performance upgrade of approximately $10 million in ADC loans. Special mention loans were $63.7 million compared to $37.9 million at September 30, 2010. Non performing loans were $36.2 million at December 31, 2010 compared to $26.8 million at September 30, 2010.

Key Balance Sheet Changes

  Period-end total deposits decreased $162.6 million compared to year end September 30, 2010, due to the rolling off of municipal tax deposits. Municipal tax collection deposits (transaction accounts) were $219 million at September 30, 2010. On a year over year basis deposits are up $53.2 million excluding wholesale deposits. We continue to see an overall increase in transaction accounts, up 12 percent from the previous year. Business transaction accounts have increased 16 percent in this time frame.
  While overall loan demand continues to be sporadic, total loan originations during first quarter fiscal 2011 were $182.0 million, an increase of 59 percent over $114.3 million for the first quarter of fiscal 2010. Commercial loan balances increased by $21 million over September 30, 2010 levels, while 1-4 family residential mortgages declined by $20.4 million or 5 percent as the Bank sold $32.8 million in the secondary market.
  Securities decreased $34.4 million to $900.4 million over September 30, 2010 levels. The Company continued investing cash generated by deposit inflows into medium term securities, with durations between two and five years. These purchases were offset by declines in market values of $26.2 million from September 30, 2010 as US Treasury interest rates in the five to ten year maturity range have increased approximately 70 to 80 basis points over the period.
  Borrowings increased over September 30, 2010 levels by $80.5 million as September municipal tax collections rolled off. The Company supplemented its borrowings with $73.6 million in wholesale deposits at a weighted average rate of 0.73 percent

Capital and Liquidity

Growth in core deposits has provided ample liquidity to reduce overall borrowings and increase available for sale securities (gross of unrealized loss). Provident Bank remained well-capitalized at September 30, 2010. The Bank’s Tier 1 leverage ratio is at 8.89 percent. The Company’s tangible capital as a percent of tangible assets decreased 13 basis points to 9.20 percent as of December 31, 2010, while its tangible book value per share decreased to $6.69 from $6.96 at September 30, 2010. Total capital decreased $11.3 million from September 30, 2010, to $419.6 million at December 31, 2010, due to a net increase of $4.6 million in the Company’s retained earnings, an increase of $0.1 million due to stock based compensation items, a $15.3 million decrease in accumulated other comprehensive income and a $0.6 million increase in treasury stock. During the quarter the Company purchased 82,602 shares at a cost of $757,000.

About Provident New York Bancorp

Headquartered in Montebello, New York, Provident New York Bancorp is the parent company of Provident Bank, an independent full-service community bank. Provident Bank operates 35 branches that serve the Hudson Valley region. The Bank offers a complete line of commercial, retail and investment management services. For more information, visit the Company’s web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial information contained in this release should be considered to be an estimate pending the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management between the date of this release and the filing of the 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Reconciliation of Adjusted Earnings:

	Quarter Ended
	December 31,			September 30,
	2010	2009		2010
Net Income
Net Income	$6,720	$6,166		$5,403
Securities gains[1]	(2,496)	(1,418)		(1,746)
Fair value (gain) loss on interest rate caps[1]	(139)	(226)		163
Net adjusted income	$4,085	$4,522		$3,820

Earnings per common share
Diluted Earnings per common share	0.18	$0.16		0.14
Securities gains[1]	(0.07)	(0.04)		(0.05)
Fair value loss on interest rate caps[1]	-	(0.01)		-
Diluted adjusted earnings per common share	0.11	$0.12	*	0.10

Non-interest income
Total non-interest income	$9,883	$8,093		$7,714
Securities gains	(4,202)	(2,388)		(2,940)
Fair value (gain) loss on interest rate caps	(234)	(380)		275
Adjusted non interest-income	$5,447	$5,325		$5,049

[1]After marginal tax effect 40.61%
*Rounding

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

	December 31,	September 30,
	2010	2010
Assets:
Cash and due from banks	$34,844	$90,872
Total securities	900,421	934,860
Loans held for sale	3,051	5,890
Loans (1):
One- to four-family residential mortgage loans	393,799	414,213
Loans guaranteed by FHLMC	3,021	-
Commercial real estate, commercial business	846,197	819,911
Acquisition, development and construction loans	223,866	229,193
Consumer loans	232,619	238,224
Total loans, gross	1,699,502	1,701,541
Allowance for loan losses	(31,036)	(30,843)
Total loans, net	1,668,466	1,670,698
Federal Home Loan Bank stock, at cost	23,275	19,572
Premises and equipment, net	43,495	43,598
Goodwill	160,861	160,861
Other amortizable intangibles	3,229	3,640
Bank owned life insurance	51,433	50,938
Other assets	51,438	40,096
Total assets	$2,940,513	$3,021,025
Liabilities:
Deposits
Retail	$170,156	$174,731
Commercial	290,489	277,217
Municipal	10,913	77,909
Personal NOW deposits	148,359	139,517
Business NOW deposits	32,463	34,105
Municipal NOW deposits	112,184	241,995
Total transaction accounts	764,564	945,474
Savings	399,472	392,321
Money market deposits	408,473	427,334
Certificates of deposit	407,559	377,573
Total deposits	1,980,068	2,142,702
Borrowings	444,286	363,751
Borrowings Senior Note	51,497	51,496
Mortgage escrow funds and other liabilities	45,020	32,121
Total liabilities	2,520,871	2,590,070
Stockholders’ equity	419,642	430,955
Total liabilities and stockholders’ equity	$2,940,513	$3,021,025

Shares of common stock outstanding at period end	38,198,686	38,262,288
Book value per share	$10.99	$11.26

(1) Certain amounts from prior periods have been reclassed to conform to current fiscal year presentation.

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)

			Quarter
	Quarter Ended		Ended
	December 31,		September 30,
	2010	2009	2010
Interest and dividend income:
Loans and loan fees	$23,205	$23,400	$23,094
Securities taxable	3,530	4,752	4,016
Securities non-taxable	1,925	1,895	1,941
Other earning assets	400	371	270
	29,060	30,418	29,321
Interest expense:
Deposits	1,642	2,790	1,677
Borrowings	4,234	4,742	4,328
Total interest expense	5,876	7,532	6,005
Net interest income	23,184	22,886	23,316
Provision for loan losses	2,100	2,500	2,250
Net interest income after provision for loan losses	21,084	20,386	21,066

Non-interest income:
Deposit fees and service charges	$2,767	$2,993	2,695
Net gain on sales of securities	4,202	2,388	2,940
Title insurance fees	363	311	273
Bank owned life insurance	494	554	491
Gain on sale of loans	542	283	422
Investment management fees	743	779	759
Fair value gain (loss) interest rate caps	234	380	(275)
Other	538	405	409
Total non-interest income	9,883	8,093	7,714

Non-interest expense:
Compensation and benefits	11,228	10,264	11,440
Stock-based compensation plans	279	452	338
Occupancy and office operations	3,635	3,326	3,403
Advertising and promotion	953	742	675
Professional fees	1,062	834	1,208
Data and check processing	642	550	587
Amortization of intangible assets	412	493	432
FDIC insurance and regulatory assessments	768	784	1,033
ATM/debit card expense	393	554	347
Other	1,897	1,895	1,899
Total non-interest expense	21,269	19,894	21,362

Income before income tax expense	9,698	8,585	7,418
Income tax expense	2,978	2,419	2,015
Net income	$6,720	$6,166	$5,403

Per common share:
Basic earnings	$0.18	$0.16	$0.14
Diluted earnings	0.18	0.16	0.14
Dividends declared	0.06	0.06	0.06
Weighted average common shares:
Basic	37,552,245	38,575,909	37,793,860
Diluted	37,552,245	38,649,174	37,793,860

Selected Financial Condition Data:	Three Months Ended
(in thousands except share and per share data)	12/31/10	09/30/10	06/30/10	03/31/10	12/31/09
End of Period
Total assets	$2,940,513	$3,021,025	$2,963,706	$2,935,956	$2,917,789
Loans, gross (1)	1,699,502	1,701,541	1,705,737	1,667,428	1,677,032
Securities available for sale	869,996	901,012	878,370	888,994	851,028
Securities held to maturity	30,425	33,848	40,452	43,675	46,501
Bank owned life insurance	51,433	50,938	50,447	49,945	49,448
Goodwill	160,861	160,861	160,861	160,861	160,861
Other amortizable intangibles	3,229	3,640	4,072	4,524	4,996
Other non-earning assets	94,933	83,694	85,398	87,811	88,976
Deposits	1,980,068	2,142,702	1,961,005	2,006,953	1,869,643
Borrowings	495,783	415,247	526,912	472,801	584,717
Equity	419,642	430,955	429,115	422,372	420,326
Other comprehensive income related to investment
securities reflected in stockholders' equity	(2,932)	12,621	9,953	3,970	2,342
Average Balances
Total assets	$2,961,458	$2,919,961	$2,928,626	$2,918,953	$2,886,880
Loans, gross:
Real estate- residential mortgage	400,229	417,584	427,801	436,967	451,894
Real estate- commercial mortgage	606,701	570,023	552,888	539,679	538,646
Real estate- Acquisition, Development & Construction	226,816	227,165	222,958	212,454	202,864
Commercial and industrial	236,390	243,691	236,275	234,356	239,698
Consumer loans	237,106	239,908	243,484	248,134	252,354
Loans total (1)	1,707,242	1,698,371	1,683,406	1,671,590	1,685,456
Securities (taxable)	692,346	655,794	693,554	694,815	626,734
Securities (non-taxable)	221,802	222,024	219,121	203,153	201,706
Total earning assets	2,628,815	2,578,024	2,594,264	2,581,554	2,563,965
Non earning assets	332,643	341,937	334,362	337,399	322,915
Non-interest bearing checking	470,873	449,666	430,387	419,389	418,961
Interest bearing NOW accounts	317,876	266,950	263,709	298,935	291,844
Total transaction accounts	788,749	716,616	694,096	718,324	710,805
Savings (including mortgage escrow funds)	405,177	424,012	413,315	380,600	372,911
Money market deposits	433,865	421,989	428,612	428,605	397,710
Certificates of deposit	406,241	415,059	467,360	446,301	477,377
Total deposits and mortgage escrow	2,034,032	1,977,676	2,003,383	1,973,830	1,958,803
Total interest bearing deposits	1,563,159	1,528,010	1,572,996	1,554,441	1,539,842
Borrowings	481,939	486,060	481,460	500,226	485,759
Equity	428,900	430,862	424,221	422,129	424,338
Selected Operating Data:
Condensed Tax Equivalent Income Statement
Interest and dividend income	$29,060	$29,321	$30,408	$29,627	$30,418
Tax equivalent adjustment*	1,036	1,045	1,098	1,023	1,020
Interest expense	5,876	6,005	6,210	6,693	7,532
Net interest income (tax equivalent)	24,220	24,361	25,296	23,957	23,906
Provision for loan losses	2,100	2,250	2,750	2,500	2,500
Net interest income after provision for loan
losses	22,120	22,111	22,546	21,457	21,406
Non-interest income	9,883	7,714	5,281	6,113	8,093
Non-interest expense	21,269	21,362	20,741	21,173	19,894
Income before income tax expense	10,734	8,463	7,086	6,397	9,605
Income tax expense (tax equivalent)*	4,014	3,060	2,330	2,230	3,439
Net income	$6,720	$5,403	$4,756	$4,167	$6,166
(1) Does not reflect allowance for loan losses of $31,036, $30,843, $31,021, $30,444 and $29,967
* Tax exempt income assumed at a 35% federal rate

	Three Months Ended
	12/31/10	09/30/10	06/30/10	03/31/10	12/31/09
Performance Ratios (annualized)
Return on Average Assets	0.90%	0.73%	0.65%	0.58%	0.85%
Return on Average Equity	6.22%	4.98%	4.50%	4.00%	5.76%
Non-Interest Income to Average Assets	1.32%	1.05%	0.72%	0.85%	1.11%
Non-Interest Expense to Average Assets	2.85%	2.90%	2.84%	2.94%	2.73%
Operating Efficiency Adjusted (2)	70.59%	71.09%	66.91%	71.73%	65.40%
Analysis of Net Interest Income
Yield on Loans	5.47%	5.48%	5.68%	5.59%	5.61%
Yield on Investment Securities- Tax Equivalent	2.82%	3.16%	3.45%	3.45%	3.67%
Yield on Earning Assets- Tax Equivalent	4.54%	4.67%	4.87%	4.82%	4.86%
Cost of Interest Bearing Deposits	0.42%	0.44%	0.47%	0.57%	0.72%
Cost of Borrowings	3.49%	3.53%	3.63%	3.64%	3.87%
Cost of Interest Bearing Liabilities	1.14%	1.18%	1.21%	1.32%	1.48%
Net Interest Rate Spread- Tax Equivalent Basis	3.40%	3.49%	3.66%	3.49%	3.39%
Net Interest Margin- Tax Equivalent Basis	3.66%	3.75%	3.91%	3.76%	3.70%
Capital Information Data
Tier 1 Leverage Ratio- Bank Only	8.89%	8.43%	8.75%	8.62%	8.85%
Tier 1 Risk-Based Capital- Bank Only	247,504	240,230	244,299	239,050	243,955
Total Risk-Based Capital- Bank Only	272,072	265,148	268,996	263,264	268,225
Tangible Capital Consolidated (3)	255,552	266,454	264,182	256,987	254,469
Tangible Capital as a % of Tangible Assets Consolidated (3)	9.20%	9.33%	9.44%	9.28%	9.25%
Shares Outstanding	38,198,686	38,262,288	38,628,477	38,861,477	39,061,035
Shares Repurchased during qtr(open market)	82,602	364,000	233,000	316,723	602,200
Basic weighted common shares outstanding	37,552,245	37,793,860	38,086,535	38,188,191	38,575,909
Diluted common shares outstanding	37,552,245	37,793,860	38,086,579	38,209,766	38,649,174
Basic Earnings per common share	$0.18	0.14	0.12	0.11	$0.16
Diluted Earnings per common share	0.18	0.14	0.12	0.11	0.16
Dividends Paid per common share	0.06	0.06	0.06	0.06	0.06
Book Value per common share	10.99	11.26	11.11	10.87	10.76
Tangible Book Value per common share (3)	6.69	6.96	6.84	6.61	6.51
Asset Quality Measurements
Non-performing loans (NPLs): non-accrual	$30,690	21,413	21,985	21,210	$21,432
Non-performing loans (NPLs): still accruing	5,536	5,427	7,069	6,464	5,262
Other Real Estate Owned	3,585	3,891	3,302	2,466	2,332
Non-performing assets (NPAs)	39,811	30,731	32,356	30,140	29,026
Troubled Debt Restructures still accruing	17,581	16,047	414	416	419
Net Charge-offs	1,907	2,428	2,173	2,023	2,583
Net Charge-offs as % of average loans (annualized)	0.45%	0.57%	0.52%	0.48%	0.61%
NPLs as % of total loans	2.13%	1.58%	1.70%	1.66%	1.59%
NPAs as % of total assets	1.35%	1.02%	1.09%	1.03%	0.99%
Allowance for loan losses as % of NPLs	86%	115%	107%	110%	112%
Allowance for loan losses as % of total loans	1.83%	1.81%	1.82%	1.83%	1.79%

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis. Moreover, most institutions, in calculating the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non interest expense) and security transactions and other non-recurring items (excluded from non interest income). We follow these practices.

(3) Provident Bank provides supplemental reporting of Non-GAAP tangible equity ratios as management believes this information is useful to investors.
The following table shows the reconciliation of tangible equity and the tangible equity ratio:
	12/31/10	09/30/10	06/30/10	03/31/10	12/31/09
Total Assets	$2,940,513	3,021,025	2,963,706	2,935,956	$2,917,789
Goodwill and other amortizable intangibles	(164,090)	(164,501)	(164,933)	(165,385)	(165,857)
Tangible Assets	$2,776,423	2,856,524	2,798,773	2,770,571	$2,751,932
Stockholders' equity	419,642	430,955	429,115	422,372	420,326
Goodwill and other amortizable intangibles	(164,090)	(164,501)	(164,933)	(165,385)	(165,857)
Tangible Stockholders' equity	$255,552	266,454	264,182	256,987	$254,469
Outstanding Shares	38,198,686	38,262,288	38,628,477	38,861,477	39,061,035
Tangible capital as a % of tangible assets (consolidated)	9.20%	9.33%	9.44%	9.28%	9.25%
Tangible book value per share	$6.69	6.96	6.84	6.61	$6.51

CONTACT:
Provident New York Bancorp
Paul A. Maisch, EVP & Chief Financial Officer
Miranda Grimm, VP & Controller
845-369-8040